EXHIBIT 99.5

SUPPLEMENTAL INTERIM SELECTED FINANCIAL DATA

In August 2009, the Partnership completed the 2009 Acquisition. Because the 2009 Acquisition represents a transaction between entities under common control, the Partnership’s historical financial information has been recast to include the historical accounting attributes of the assets acquired and liabilities assumed in the 2009 Acquisition for all periods presented. Accordingly, the following supplemental selected consolidated financial data has been recast from that presented in the Partnership’s Quarterly Report on Form 10-Q for the second quarter of 2009.

Certain selected historical financial data shown below was derived from the Partnership’s recast unaudited supplemental consolidated financial statements as of June 30, 2009 and 2008, and for each of the six month periods ended June 30, 2009 and 2008 (collectively, the "Recast Interim Financial Statements"), included as Exhibit 99.7 to this Report.

The following recast supplemental selected financial data should be read in conjunction with the Partnership’s Recast Interim Financial Statements and the Partnership’s recast "Management’s Discussion and Analysis of Interim Supplemental Financial Condition and Results of Operations", included as Exhibits 99.6 and 99.7, respectively, to this Report.

	Six Months Ended June 30, (a)
	2009	2008
	(in thousands, except per unit data)
Statements of Operations Data:	(Unaudited)
Revenues:
Oil and gas	$76,603	$99,475
Interest and other	174	9
	76,777	99,484
Costs and expenses:
Oil and gas production	16,508	18,511
Production and ad valorem taxes	4,731	7,449
Depletion, depreciation and amortization	7,181	5,226
General and administrative	2,641	3,391
Accretion of discount on asset retirement obligations	242	72
Interest	380	236
Derivative loss, net	32,460	-
	64,143	34,885
Income before taxes	12,634	64,599
Income tax provision	(118)	(677)
Net income	$12,516	$63,922

Allocation of net income:
Net income applicable to the Partnership Predecessor	$2,262	$48,036
Net income applicable to the Partnership	10,254	15,886
Net income	$12,516	$63,922

Allocation of net income applicable to the Partnership:
General partner's interest in net income	$10	$16
Limited partners' interest in net income	10,244	15,870
Net income applicable to the Partnership	$10,254	$15,886

Net income per common unit – basic and diluted	$0.34	$0.53
Weighted average common units outstanding – basic and diluted	30,009	30,009
Distributions declared per common unit	$1.00	$-

Balance Sheet Data (as of June 30):
Total assets	$315,289	$239,101
Long-term debt	$-	$-
Partners' equity	$302,383	$121,547

________

(a)

The historical lease operating expense of the Partnership Predecessor includes the direct internal costs of Pioneer to operate the Partnership Properties. The lease operating expense of the Partnership’s Properties after they were acquired by the Partnership includes the COPAS Fee.

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